UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 2, 2015

Environmental Science and Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54758	45-5529607
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employee Identification No.)

4 Wilder Drive #7
Plaistow, NH 03865
(Address of Principal Executive Offices)

(603) 378-0809
(Issuer Telephone Number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .Written communications pursuant to Rule 425 under the Securities Act

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

SECTION 5 – CORPORATE GOVERANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Effective January 2, 2015, Mr. George Adyns was appointed Chief Financial Officer of the Registrant. In his capacity as Chief Financial Officer, Mr. Adyns will be responsible for overseeing the financial operations of the Registrant, subject to the supervision of the CEO and the Board of Directors. Mr. Adyns does not have an employment agreement with the Registrant. He will receive an annual salary of $85,000 for serving as the Chief Financial Officer. In addition, he will be awarded warrants to purchase 750,000 shares of the Registrant’s common stock, at an exercise price of $.10 per share, subject to vesting annually over a three year period commencing December 31, 2015. Mr. Adyns will be eligible to receive an annual bonus in the discretion of the board of directors.

Since 2002, Mr. Adyns, who is a Certified Public Accountant, has provided tax, financial and accounting services to his business clients. In addition, from July 2012 until December, 2013, Mr. Adyns served as CFO for the Center for Social Innovation, LLC. From April 2008 until December, 2010, he served as a senior consultant at Accounting Management Solutions, an advisory firm that provided financial, tax and accounting services to its business clients. Mr. Adyns holds a BS in Finance and Accounting from Merrimack College. He is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Environmental Science and Technologies, Inc.

By: /s/ Michael R. Rosa

Name: Michael R. Rosa

Title: Chief Executive Officer

Dated: January 2, 2015

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